Exhibit 99.2

NR 14-0801

Media Contact: Paul Gennaro SVP & Chief Communications Officer 212.973.3167 Paul.Gennaro@aecom.com	Investor Contact: Paul Cyril SVP, Investor Relations 213.593.8322 Paul.Cyril@aecom.com

AECOM reports third-quarter fiscal year 2014 results

Quarter Highlights

•                  $2.2 billion in new wins, up 16 percent year over year.

•                  Backlog of $20.5 billion, up 22 percent year over year.

•                  FY14 EPS guidance in the range of $2.50 to $2.60, excluding costs associated with acquisitions.

•                  Reported EPS of $0.70.

•                  Acquisition of URS Corporation currently expected to close in October.

LOS ANGELES (Aug. 5, 2014) — AECOM Technology Corporation (NYSE: ACM), the world’s #1-ranked engineering design firm, reported today third-quarter revenue of $2.0 billion and net service revenue(1) of $1.2 billion.  Operating income equaled $92 million, reported net income(2) was $69 million, and diluted earnings per share(2) equaled $0.70.

	Third Quarter			Year to Date
($ in millions, except EPS)	Q3 FY13	Q3 FY14	YOY % Change	Q3 YTD FY13	Q3 YTD FY14	YOY % Change
Gross Revenue	$2,067	$1,968	(4.8)%	$6,074	$5,794	(4.6)%
Net Service Revenue(1)	$1,236	$1,205	(2.5)%	$3,733	$3,536	(5.3)%
Operating Income	$112	$92	(18.2)%	$254	$250	(1.5)%
Net Income(2)	$71	$69	(2.1)%	$163	$166	1.9%
Earnings per Share(2)	$0.70	$0.70	(0.0)%	$1.58	$1.69	7.0%
Operating Cash Flow	$96	$80	(17.1)%	$248	$186	(25.3)%
Free Cash Flow(3)	$84	$63	(24.4)%	$211	$136	(35.6)%

Note: All comparisons are year over year unless noted otherwise.

“New wins of $2.2 billion in the quarter fueled record backlog of $20.5 billion, a 22-percent year-over-year increase,” said Michael S. Burke, AECOM president and chief executive officer.  “Backlog increased in our construction services business and in our growth markets, including Asia and Europe.  We are particularly pleased to see signs of strength in our PTS segment.”

Burke continued, “In mid-July, we announced the execution of a definitive agreement to acquire URS Corporation.  This strategic combination will significantly accelerate AECOM’s vision to become the premier fully integrated infrastructure firm in the world.  The acquisition is on track to close in October, and I’m pleased to report that feedback from both clients and employees has been overwhelmingly positive.”

“Year to date, we generated free cash flow of $136 million, and we are on track to achieve our full-year goal of free cash flow at least equal to net income,” added Stephen M. Kadenacy, AECOM chief financial officer.  “We also continued to make progress on increasing our EBITDA margins, which were up by more than 200 basis points sequentially.”

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New Wins and Backlog

New wins in the quarter of $2.2 billion benefited from a sequential increase in wins in Asia and the Middle East.  The company’s book-to-burn ratio(4) was 1.1x for the quarter, with total backlog at June 30, 2014, of $20.5 billion, up 22 percent compared to the same period last year.  These results demonstrate the underlying strength of AECOM’s business as clients increasingly turn to the company for its integrated service platform and global expertise.

Business Segments

In addition to providing consolidated financial results, AECOM reports separate financial information for its two segments: Professional Technical Services (PTS) and Management Support Services (MSS).

Professional Technical Services

The PTS segment delivers planning, consulting, architecture and engineering design, as well as program and construction management services to institutional, commercial and public-sector clients worldwide.

Revenue of $1.8 billion was down 2.8 percent compared to the third quarter of fiscal year 2013, and net service revenue (NSR) increased 0.9 percent to $1.11 billion, driven by continued growth in EMEA, Asia and our construction services business in the Americas.  On a constant currency basis, organic net service revenue was up 1.8 percent.  Operating income decreased 15.9 percent year over year, but increased 18.7 percent sequentially.

Management Support Services

The MSS segment provides program and facilities management and maintenance, training, logistics, consulting, technical assistance and systems integration services, primarily for agencies of the U.S. government.

Revenue declined 21.3 percent to $174 million compared to the same period last year, and net service revenue declined 30.8 percent to $93 million.  Declines in revenue and NSR were primarily due to the migration of operations away from Afghanistan.  Additionally, recent wins in the MSS segment reflect the successful growth of this business towards higher-margin non-Department of Defense work.  Operating income decreased 14.8 percent year over year, but increased 38.5 percent sequentially.

Tax Rate and Costs Associated With Acquisitions

The company’s third-quarter effective tax rate was 16.5 percent, inclusive of a non-controlling interest deduction.  Its tax rate benefited from an increase in tax deductions related to U.S. operations.  The lower-than-expected tax rate contributed 10 cents of EPS in the quarter.  The company also incurred $8 million of acquisition-related and internal due diligence costs in the third quarter, which impacted EPS by five cents.

Cash Flow

Cash flow from operations for the quarter was $80 million.  Free cash flow, which includes capital expenditures of $17 million, totaled $63 million.  The company reconfirmed that it is well positioned to meet its fiscal 2014 target of generating free cash flow at least equal to its net income.

Share Repurchase

There were no share repurchases made in the quarter.

Balance Sheet

As of June 30, 2014, AECOM had $510 million of total cash and cash equivalents, $1.043 billion of debt and $1.050 billion in committed bank facilities with $1.041 billion in unused capacity.

Fiscal 2014 Outlook

The company expects that full-year EPS will be in the range of $2.50 to $2.60.  This guidance assumes slightly lower NSR from the previous year, higher EBITDA margin and excludes costs associated with the recent acquisitions.

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Acquisition of URS

On July 11, 2014, AECOM entered into a definitive merger agreement to acquire URS (NYSE: URS), a leading international provider of engineering, construction and technical services.  The parties currently expect to close the transaction in October. Completion of the transaction, however, is subject to a number of conditions, including regulatory approvals, approval of the stock issuance proposal by AECOM stockholders and adoption of the merger agreement by URS stockholders.  On Aug. 4, 2014, the Federal Trade Commission granted AECOM and URS early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

As previously announced, AECOM received a firm commitment from Bank of America to finance the full cash portion of the transaction as well as refinance a portion of existing AECOM and URS debt.  The process to syndicate the new debt financing has begun.  The expected capital structure at closing will include a $1.05-billion secured revolving credit facility, a $500-million secured performance letter of credit facility, a $1.3-billion secured Term Loan A, a $1.8-billion secured Term Loan B and $1.6 billion of unsecured notes.

Investor Call

AECOM is hosting a conference call today at 12 p.m. EDT, during which management will make a brief presentation focusing on the company’s results, strategies and operating trends.  Interested parties can listen to the conference call and view accompanying slides via webcast at www.aecom.com.  The webcast will be available for replay following the call.

(1)AECOM’s revenue includes a significant amount of pass-through costs and, therefore, the company believes that revenue, net of other direct costs (net service revenue, or NSR), which is a non-GAAP measure, also provides a meaningful perspective on its business results. See the accompanying reconciliation of revenue, net of other direct costs, to revenue, the closest comparable GAAP measure.

(2)Attributable to AECOM.

(3)Free cash flow is defined as cash flow from operations less capital expenditures and is a non-GAAP measure.  See the accompanying reconciliation of free cash flow from operations, to cash flow from operations, the closest comparable GAAP measure.

(4)Book-to-burn ratio is defined as the amount of gross revenue wins divided by gross revenue recognized during the period.

About AECOM

Ranked as the #1 engineering design firm by revenue in Engineering News-Record magazine’s annual industry rankings, AECOM is a premier, fully integrated infrastructure and support services firm, with a broad range of markets, including transportation, facilities, environmental, energy, water and government.  With approximately 45,000 employees — including architects, engineers, designers, planners, scientists and management and construction services professionals — serving clients in more than 150 countries around the world, AECOM is a leader in all of the key markets that it serves.  AECOM provides a blend of global reach, local knowledge, innovation and technical excellence in delivering solutions that create, enhance and sustain the world’s built, natural and social environments.  A Fortune 500 company, AECOM serves clients in more than 150 countries and had revenue of $7.9 billion during the 12 months ended June 30, 2014.  More information on AECOM and its services can be found at www.aecom.com.

Forward-Looking Statements: All statements in this press release other than statements of historical fact are “forward looking statements” for purposes of federal and state securities laws, including any projections of earnings, revenue, profit margins, cash flows, free cash flows, targeted earnings per share, share count or other financial items; any statements of the plans, strategies and objectives for future operations; any statements regarding the proposed acquisitions of URS, including without limitation statements relating to the expected benefits of the proposed transaction and the expected timetable for completing the proposed transaction and any statements regarding future economic conditions or performance.  Although we believe that the expectations reflected in our forward looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward looking statements.

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Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in forward-looking statements include: uncertainties related to global economic conditions and funding, audits, modifications and termination of long-term government contracts; losses under fixed-price contracts; limited control over operations run through our joint venture entities; misconduct by our employees or consultants or our failure to comply with laws or regulations; failure to successfully execute our merger and acquisition strategy; the failure to retain and recruit key technical and management personnel;  unexpected adjustments and cancellations related to our backlog: risks associated with the proposed transaction, including the ability to consummate the merger and the timing of the closing of the merger, the failure to obtain the necessary debt financing arrangements set forth in the commitment letter received in connection with the merger, the interest rate on any borrowings incurred in connection with the proposed transaction, the impact of the indebtedness incurred to finance the proposed transaction, the ability to successfully integrate our operations and employees, the ability to realize anticipated benefits and synergies of the proposed transaction, the potential impact of announcement of the transaction or consummation of the transaction on relationships, including with employees, customers and competitors, the outcome of any legal proceedings that have been or may be instituted against URS and/or AECOM and others following announcement of the transaction, the ability to retain key personnel, the amount of the costs, fees, expenses and charges related to the merger and the actual terms of the financings that will be obtained for the merger, changes in financial markets, interest rates and foreign currency exchange rates.  Additional factors that could cause actual results to differ materially from our forward looking statements are set forth in our reports filed with the Securities and Exchange Commission.  We do not intend, and undertake no obligation, to update any forward looking statement.

This press release contains financial information calculated other than in accordance with U.S. generally accepted accounting principles (“GAAP”).  In particular, the company believes that non-GAAP financial measures such as revenue, net of other direct costs (NSR), and free cash flow also provide a meaningful perspective on its business results as the company utilizes this information to evaluate and manage the business.  This non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for financial information determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of the company’s results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Additional Information About the Proposed Transaction and Where to Find It

In connection with the proposed transaction, AECOM has filed with the SEC a registration statement on Form S-4 that includes a preliminary joint proxy statement of AECOM and URS that also constitutes a prospectus of AECOM.  The definitive joint proxy statement/prospectus will be mailed to stockholders of AECOM and URS when it becomes available.  Investors and security holders are urged to read the definitive joint proxy statement/prospectus and other relevant documents filed with the SEC, when they become available, because they will contain important information about the proposed transaction.  Investors and security holders may obtain free copies of these documents, when they become available, and other documents filed with the SEC at www.sec.gov.  In addition, investors and security holders may obtain free copies of the documents filed with the SEC by AECOM by contacting AECOM Investor Relations at 1-213-593-8000.  Investors and security holders may obtain free copies of the documents filed with the SEC by URS by contacting URS Investor Relations at 877-877-8970.  Additionally, information about the transaction is available online at www.aecom-urs.com.

AECOM and URS and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction.  Information about AECOM’s directors and executive officers is available in AECOM’s proxy statement for its 2014 Annual Meeting of Stockholders filed with the SEC on Jan. 24, 2014. Information about directors and executive officers of URS is available in the proxy statement for the 2014 Annual Meeting of Stockholders of URS filed with the SEC on April 17, 2014. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the definitive joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the merger when they become available.  Investors should read the definitive joint proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions.  You may obtain free copies of these documents from AECOM or URS using the sources indicated above.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

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AECOM Technology Corporation

Consolidated Statements of Income

(unaudited - in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	June 30, 2013	June 30, 2014	% Change	June 30, 2013	June 30, 2014	% Change

Revenue	$2,067,490	$1,968,155	(4.8)%	$6,074,408	$5,794,254	(4.6)%
Other direct costs	831,491	763,453	(8.2)%	2,341,552	2,257,862	(3.6)%
Revenue, net of other direct costs (non-GAAP)	1,235,999	1,204,702	(2.5)%	3,732,856	3,536,392	(5.3)%
Cost of revenue, net of other direct costs	1,104,185	1,096,162	(0.7)%	3,423,081	3,262,247	(4.7)%
Gross profit	131,814	108,540	(17.7)%	309,775	274,145	(11.5)%

Equity in earnings of joint ventures	4,094	5,896	44.0%	17,855	49,415	176.8%
General and administrative expenses	(24,010)	(22,904)	(4.6)%	(73,365)	(73,198)	(0.2)%
Income from operations	111,898	91,532	(18.2)%	254,265	250,362	(1.5)%

Other income	1,215	1,034	(14.9)%	2,042	856	(58.1)%
Interest expense	(11,719)	(9,797)	(16.4)%	(34,495)	(30,722)	(10.9)%
Income before income tax expense	101,394	82,769	(18.4)%	221,812	220,496	(0.6)%

Income tax expense	30,179	13,677	(54.7)%	56,843	52,367	(7.9)%
Net income	71,215	69,092	(3.0)%	164,969	168,129	1.9%
Non-controlling interests in income of consolidated subsidiaries, net of tax	(460)	148	(132.2)%	(2,294)	(2,301)	0.3%
Net income attributable to AECOM	$70,755	$69,240	(2.1)%	$162,675	$165,828	1.9%

Net income attributable to AECOM per share:
Basic	$0.71	$0.71	0.0%	$1.60	$1.71	6.9%
Diluted	$0.70	$0.70	0.0%	$1.58	$1.69	7.0%

Weighted average shares outstanding:
Basic	99,257	97,483	(1.8)%	101,482	96,933	(4.5)%
Diluted	100,761	98,956	(1.8)%	102,706	98,295	(4.3)%

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AECOM Technology Corporation

Balance Sheet and Cash Flow Information

(unaudited - in thousands)

	September 30 2013	June 30, 2014
Balance Sheet Information:
Total cash and cash equivalents	$600,677	$510,147
Accounts receivable, net	2,342,262	2,431,517
Working capital	1,078,053	1,067,950
Working capital, net of cash and cash equivalents	477,376	557,803

Total debt	1,173,325	1,043,425
Total assets	5,665,623	5,753,742
Total AECOM stockholders’ equity	2,021,443	2,197,512

	Three months ended		Nine months ended
	June 30, 2013	June 30, 2014	June 30, 2013	June 30, 2014
Cash Flow Information:
Net cash provided by operating activities	$96,117	$79,713	$248,451	$185,709
Capital expenditures	(12,435)	(16,411)	(37,067)	(49,578)
Free cash flow	$83,682	$63,302	$211,384	$136,131

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AECOM TECHNOLOGY CORPORATION

Reportable Segments

(unaudited - in thousands)

Reportable Segments:	Professional Technical Services	Management Support Services	Corporate	Total

Three Months Ended June 30, 2014:
Revenue	$1,794,612	$173,543	$—	$1,968,155
Other direct costs	682,604	80,849	—	763,453
Revenue, net of other direct costs (non-GAAP)	1,112,008	92,694	—	1,204,702
Cost of revenue, net of other direct costs	1,012,510	83,652	—	1,096,162
Gross profit	99,498	9,042	—	108,540
Equity in earnings of joint ventures	2,075	3,821	—	5,896
General and administrative expenses	—	—	(22,904)	(22,904)
Operating income (loss)	$101,573	$12,863	$(22,904)	$91,532

Gross profit as a % of revenue	5.5%	5.2%	—	5.5%
Gross profit as a % of revenue, net of other direct costs (non-GAAP)	8.9%	9.8%	—	9.0%

Three Months Ended June 30, 2013:
Revenue	$1,847,089	$220,401	$—	$2,067,490
Other direct costs	745,057	86,434	—	831,491
Revenue, net of other direct costs (non-GAAP)	1,102,032	133,967	—	1,235,999
Cost of revenue, net of other direct costs	982,208	121,977	—	1,104,185
Gross profit	119,824	11,990	—	131,814
Equity in earnings of joint ventures	993	3,101	—	4,094
General and administrative expenses	—	—	(24,010)	(24,010)
Operating income (loss)	$120,817	$15,091	$(24,010)	$111,898

Gross profit as a % of revenue	6.5%	5.4%	—	6.4%
Gross profit as a % of revenue, net of other direct costs (non-GAAP)	10.9%	8.9%	—	10.7%

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AECOM TECHNOLOGY CORPORATION

Reportable Segments

(unaudited - in thousands)

Reportable Segments:	Professional Technical Services	Management Support Services	Corporate	Total

Nine Months Ended June 30, 2014:
Revenue	$5,248,387	$545,867	$—	$5,794,254
Other direct costs	2,006,647	251,215	—	2,257,862
Revenue, net of other direct costs (non-GAAP)	3,241,740	294,652	—	3,536,392
Cost of revenue, net of other direct costs	2,996,996	265,251	—	3,262,247
Gross profit	244,744	29,401	—	274,145
Equity in earnings of joint ventures	36,488	12,927	—	49,415
General and administrative expenses	—	—	(73,198)	(73,198)
Operating income (loss)	$281,232	$42,328	$(73,198)	$250,362

Gross profit as a % of revenue	4.7%	5.4%	—	4.7%
Gross profit as a % of revenue, net of other direct costs (non-GAAP)	7.5%	10.0%	—	7.8%

Contracted backlog	$8,877,862	$679,638	$—	$9,557,500
Awarded backlog	9,351,624	1,578,052	—	10,929,676
Total backlog	$18,229,486	$2,257,690	$—	$20,487,176

Nine Months Ended June 30, 2013:
Revenue	$5,384,199	$690,209	$—	$6,074,408
Other direct costs	2,078,089	263,463	—	2,341,552
Revenue, net of other direct costs (non-GAAP)	3,306,110	426,746	—	3,732,856
Cost of revenue, net of other direct costs	3,024,846	398,235	—	3,423,081
Gross profit	281,264	28,511	—	309,775
Equity in earnings of joint ventures	10,305	7,550	—	17,855
General and administrative expenses	—	—	(73,365)	(73,365)
Operating income (loss)	$291,569	$36,061	$(73,365)	$254,265

Gross profit as a % of revenue	5.2%	4.1%	—	5.1%
Gross profit as a % of revenue, net of other direct costs (non-GAAP)	8.5%	6.7%	—	8.3%

Contracted backlog	$8,147,121	$491,530	$—	$8,638,651
Awarded backlog	7,138,389	1,014,374	—	8,152,763
Total backlog	$15,285,510	$1,505,904	$—	$16,791,414

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AECOM Technology Corporation

Regulation G Information

($ in millions)

Reconciliation of Revenue to Revenue, Net of Other Direct Costs

	Three Months Ended			Nine Months Ended
	June 30, 2013	March 31, 2014	June 30, 2014	June 30, 2013	June 30, 2014
Consolidated
Revenue	$2,067.5	$1,872.2	$1,968.2	$6,074.4	$5,794.3
Less: Other direct costs	831.5	692.0	763.5	2,341.5	2,257.9
Revenue, net of other direct costs	$1,236.0	$1,180.2	$1,204.7	$3,732.9	$3,536.4

PTS Segment
Revenue	$1,847.1	$1,683.6	$1,794.6	$5,384.2	$5,248.4
Less: Other direct costs	745.1	595.5	682.6	2,078.1	2,006.7
Revenue, net of other direct costs	$1,102.0	$1,088.1	$1,112.0	$3,306.1	$3,241.7

MSS Segment
Revenue	$220.4	$188.6	$173.6	$690.2	$545.9
Less: Other direct costs	86.4	96.5	80.9	263.4	251.2
Revenue, net of other direct costs	$134.0	$92.1	$92.7	$426.8	$294.7

Reconciliation of EBITDA Before Goodwill Impairment to Net Income Attributable to AECOM

	Three Months Ended
	Sep 30, 2012	Dec 31, 2012	Mar 31, 2013	Jun 30, 2013	Sep 30, 2013	Dec 31, 2013	Mar 31, 2014	Jun 30, 2014
EBITDA before goodwill impairment	$163.9	$84.7	$102.5	$135.1	$144.5	$111.5	$89.0	$115.9
Less: Goodwill impairment	(336.0)	—	—	—	—	—	—	—
EBITDA	(172.1)	84.7	102.5	135.1	144.5	111.5	89.0	115.9
Less: Interest expense(1)	(10.4)	(10.4)	(11.3)	(11.0)	(9.6)	(9.8)	(10.0)	(9.2)
Add: Interest income(2)	0.4	0.4	0.5	0.4	0.4	0.4	0.3	0.6
Less: Depreciation and amortization(3)	(26.1)	(23.9)	(23.9)	(23.6)	(23.0)	(22.2)	(23.9)	(24.4)

(Loss) income attributable to AECOM before income taxes	(208.2)	50.8	67.8	100.9	112.3	79.9	55.4	82.9
Less: Income tax expense	16.7	12.7	14.0	30.1	35.8	23.5	15.2	13.7

Net (loss) income attributable to AECOM	$(224.9)	$38.1	$53.8	$70.8	$76.5	$56.4	$40.2	$69.2

(1) Excludes related amortization

(2) Included in other income

(3) Includes the amount for non-controlling interests in consolidated subsidiaries

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AECOM Technology Corporation

Regulation G Information

($ in millions)

Reconciliation of Total Debt to Net Debt

	Balances at:
	June 30, 2013	March 31, 2014	June 30, 2014
Short-term debt	$12.0	$26.1	$27.9
Current portion of long-term debt	1.5	56.2	38.5
Long-term debt	1,135.2	1,008.8	977.0
Total debt	1,148.7	1,091.1	1,043.4
Less: Total cash and cash equivalents	507.6	502.5	510.1
Net debt	$641.1	$588.6	$533.3

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

	Three Months Ended			Nine Months Ended
	Jun 30, 2013	Mar 31, 2014	Jun 30, 2014	Jun 30, 2013	Jun 30, 2014
Net cash provided by / (used in) operating activities	$96.1	$(31.4)	$79.7	$248.4	$185.7
Capital expenditures	(12.4)	(12.4)	(16.4)	(37.0)	(49.6)
Free cash flow	$83.7	$(43.8)	$63.3	$211.4	$136.1

	Fiscal Years Ended Sep 30,
	2011	2012	2013
Net cash provided by operating activities	$132.0	$433.4	$408.6
Capital expenditures	(78.0)	(62.9)	(52.1)
Settlement of deferred compensation plan liability	90.0	—	—
Excess tax benefit from share-based payment (associated with DCP termination)	58.0	—	—
Free cash flow	$202.0	$370.5	$356.5

Reconciliation of Net Income Attributable to AECOM per share — Diluted to Adjusted Net Income Attributable to AECOM per share — Diluted

Three Months Ended
Jun 30, 2014
Net income attributable to AECOM per share — diluted	$0.70
Lower than expected tax rate	(0.10)
Acquisition related and internal due diligence costs	0.05
Adjusted net income attributable to AECOM per share — diluted	$0.65

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